SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2008

CHINA FIRE & SECURITY GROUP, INC.
(Exact name of registrant as specified in Charter)

Florida	000-50491	65-1193022
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

B-2508 TYG Center, C2
Dongsanhuanbeilu,
Chaoyang District, Beijing 100027,
People’s Republic of China
(Address of Principal Executive Offices)

(86-10) 8441-7400
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors.

On October 20, 2008, China Fire & Security Group, Inc.’s (the “Company”) 2008 Annual Meeting of Stockholders was held at B-2508 TYG Center, C2 Dongsanhuanbeilu, Chaoyang District, Beijing 100027,  People’s Republic of China. The following seven directors were elected to serve on the Board of Directors until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office, whose resumes are attached as follows:

Mr. Gangjin Li, Chairman of the Board. Mr. Li has served as our Chairman of the Board of the Directors since October 2006. Mr. Li is the founder of Sureland Industrial and its subsidiaries, and has served as its director and General Manager since its formation in 1995 and Chairman of the Board since 2000. Prior to founding Sureland in 1995, he was a Director of Engineering in the 20th Metallurgic Construction Company of the Ministry of Metallurgy. Mr. Li was a pioneer in the industrial fire safety industry in China with over 15 years experience in the industry. Mr. Li is an executive director of China Fire Protection Association (CFPA), and vice-chairman of “Electrical Fire Prevention Committee of CFPA”. Mr. Li is also a member of the US-based “National Fire Protection Association”. In recognition of his leadership in bringing Sureland to be the No. 1 company in China’s industrial fire safety industry, Mr. Li was awarded by City of Beijing an “Beijing Outstanding entrepreneur—Beijing 5th Torch of Science” in 2002. Mr. Li holds a bachelor’s degree from Wuhan University of Science and Technology and a Master degree in management science from Beijing University.

Mr. Brian Lin, Director and Chief Executive Officer. Mr. Lin has served as a director since October, 2006 and as our Chief Executive Officer and Principle Accounting Officer since October 2006. Mr. Lin served as Vice President of Sureland since January 2006. Mr. Lin is an early stage investor and co-founder of Sureland and has been providing strategic guidance to Sureland since its inception. Prior to joining the company, from 2001 to 2005, Mr. Lin served as CEO of Beijing Linkhead Technologies, a company that he co-founded in 1994 and was sold to PacificNet Inc. (Nasdaq “PACT”) in December 2003. Prior to Linkhead, Mr. Lin was Director of R&D, Value-added Services Division of UTStarcom (Nasdaq “UTSI”) and held various management and technical positions with Nortel Networks, Motorola and Tandem Telecom in the US. Mr. Lin received a bachelor’s degree in electrical engineering from Huazhong University of Science and Technology and a Master’s degree in Electrical Engineering from University of Toronto, Canada in 1989.

Ms. Tieying Guo, Director and President, Sureland. Ms. Guo has served as a director since April 2007 and served as President of Sureland since July 2006. Ms. Guo has over twenty years experience in China’s fire protection industry where she worked for the Ministry of Public Security. Prior to joining Sureland, from January 2004 to July 2006, Ms. Guo was Executive Vice President of China Fire Safety Enterprise Group, a fire protection equipment and engineering company in China and has been listed in Hong Kong Stock Exchange since 2002. Ms. Guo provided key strategic guidance in all the M&A activities for China Fire Safety Enterprise Group in China. From 2000 to 2004, Ms. Guo held management positions with China Huandao Group, the largest state-owned group which owned almost all the largest state-owned fire protection companies in China.

Mr. Guoyou Zhang, Director. Mr. Zhang has served as a director since April 2007. Mr. Zhang is currently the Vice President of Beijing University and the director of the Institute of International Business Management, Beijing University. Professor Zhang has extensive experience in teaching economics and business management and has written and/or edited many published articles and books over the past 20 years. Mr. Zhang has been teaching in Beijing University since 1976. Mr. Zhang received his Ph.D. degree in Economics from Beijing University in 1991.

Mr. Xuewen Xiao, Director. Mr. Xuewen Xiao joined our Board on September 3, 2008 and has been president of Chongqing Iron & Steel Design & Research Institute and chairman of CISDI Engineering Co, Ltd, a state-owned company, since March 2003. Mr. Xiao started his career as an engineer in Chongqing Iron & Steel Design & Research Institute since April 1994. Mr. Xiao graduated from Tsinghua University with Master of Science degree in Mechanical Engineering in 1994.

Mr. Xianghua Li, Director. Mr. Xianghua Li joined our Board on September 3, 2008 and has been vice chairman of China Fire Protection Association since October 2003. From December 1984 to October 2003, Mr. Li held various positions in the Ministry of Public Security in charge of fire protection, equipment planning and staff training. Mr. Li's various positions within Chinese government were concentrated on fire protection. Mr. Li had his diploma from Military School of Mechanical Technology.

Mr. Albert McLelland, Director. Albert McLelland joined our Board on September 3, 2008 and has been Senior Managing Director of AmPac Strategic Capital LLC (AmPac) since 2003. He is also a founder and managing director of AmPac-TDJ LLC. Prior to the founding of AmPac, Albert was responsible for cross-border transactions practice of PricewaterhouseCoopers’ (PwC) Financial Advisory Services. Albert possesses extensive investment and merchant banking experience. He has built two Asian based financial service firms in 1980-1990’s. He also ran corporate finance at CEF Taiwan Limited. Albert began his investment banking career at Shearson Lehman underwriting bond issues. Albert holds an MBA degree from the University of Chicago and a Master of International Affairs from Columbia University. He did his undergraduate studies at the University of South Florida and also studied Mandarin at the National Normal University in Taiwan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA FIRE & SECURITY GROUP, INC.

Date: October 21, 2008	By:	/s/ Brian Lin
Name: Brian Lin
Title: Chief Executive Officer